Exhibit 99.1

Summary of 2007 Annual Incentive Bonus Program.

On February 27, 2006, the Compensation Committee, or Committee, of the Board of Directors of FelCor Lodging Trust Incorporated, or the Company, established the performance goals for 2007 cash bonus compensation to the executive officers and other employees of the Company. The 2007 performance criteria are based upon corporate and individual objectives, as follows:

Corporate: The Company must achieve specific levels of Funds From Operations, or FFO, per share.

Individual: The Company has established individual annual performance objectives and goals for each of its executive officers.

The corporate objective was set with three separate levels: a threshold level, a target level and a stretch level. Executive officers are eligible for annual bonuses based on performance at these levels in an aggregate amount as determined by a percentage of base salary, generally at the range of up to 20% for achievement at the threshold level, up to 50% at the target level, and up to 80% at the stretch level. For 2007, the amount of the bonus payment will be prorated if the achievement is between the established thresholds levels, up to a maximum of 80%. If the Company is successful in achieving at least the threshold level, then the Committee will review the performance of each executive officer in meeting the established individual performance criteria to determine the actual cash bonus compensation earned by that executive officer.